As filed with the Securities and Exchange Commission on August 12, 2005

                                                     Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM F-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         RADA ELECTRONIC INDUSTRIES LTD.
             (Exact name of Registrant as specified in its charter)

                  Israel                                 Not Applicable
       (State or other jurisdiction of                  (I.R.S. Employer
        incorporation or organization)                  Identification No.)

                         Rada Electronic Industries Ltd.
                             7 Giborei Israel Street
                              Netanya 42504, Israel
                             Tel: (972)(9) 892-1111
   (Address and telephone number of Registrant's principal executive offices)

                      ------------------------------------

                              Puglisi & Associates
                          850 Library Avenue, Suite 204
                                  P.O. Box 885
                             Newark, Delaware 19715
                               Tel. (302) 738-6680
                           (Name of agent for service)

                     --------------------------------------

      Copies of all communications, including communications sent to agent for service, should be sent to:

      Steven J. Glusband, Esq.                        Sarit Molcho, Adv.
    Carter Ledyard & Milburn LLP                 S. Friedman & Co., Advocates
           2 Wall Street                               25 Hamered Street
         New York, NY 10005                         Tel Aviv, Israel 68125
         Tel: 212-238-8605                          Tel: (972)(3) 796-1500
         Fax: 212-732-3232                          Fax: (972)(3) 796 1501

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 436, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
 Title of each class of securities    Amount to be     Proposed maximum offering  Proposed maximum aggregate       Amount of
         to be registered              registered      price per ordinary share         offering price          registration fee
===================================================================================================================================
Ordinary shares, par value NIS
0.005 per share                       7,185,429(1)          $ 1.33(2)                 $ 9,556,620.57            $ 1,124.81(3)
===================================================================================================================================

(1) The number of ordinary shares registered hereunder is based upon the maximum number of ordinary shares of the registrant that is issuable upon the exercise of the warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the amount to be registered also includes an indeterminate number of ordinary shares issuable as a result of stock splits, stock dividends, recapitalizations or similar events.

(2) Estimated pursuant to Rule 457(c) and 457(o) solely for the purpose of computing the amount of the registration fee on the basis of the average of the low bid and high ask prices ($1.31 and $1.35) of an ordinary share as reported by Nasdaq on August 8, 2005.

(3) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by .0001177.



                              ---------------------

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED AUGUST 12, 2005

PROSPECTUS



                         RADA ELECTRONIC INDUSTRIES LTD.
                            7,185,429 ORDINARY SHARES



         This prospectus relates to up to 7,185,429 ordinary shares of RADA Electronic Industries Ltd. that the selling shareholders named in this prospectus or their transferees may offer from time to time. Of the ordinary shares offered hereby, 965,934 ordinary shares were issued to the selling shareholders and up to 6,219,495 ordinary shares are issuable upon exercise of warrants. The 965,934 ordinary shares and 2,437,500 warrants were issued to certain of the selling shareholders pursuant to a Securities Purchase Agreement dated as of April 6, 2005, or the Securities Purchase Agreement. The remaining 3,781,995 ordinary shares issuable upon the exercise of warrants, are subject to warrants that were transferred to Mr. Howard P.L. Yeung by Bank Leumi Le -Isreal B.M., or Bank Leumi on April 29, 2005. The registration of the ordinary shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their shares.

         We are not offering or selling any of our ordinary shares pursuant to this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares offered by this prospectus. We will bear all expenses in connection with the preparation of this prospectus.

         Our ordinary shares are listed for trading on the Nasdaq SmallCap Market under the symbol "RADI." On August 11, 2005, the closing price of our ordinary shares on the Nasdaq SmallCap Market was $1.32.

These securities involve a high degree of risk. See "Risk Factors" beginning on page 6.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.







                                                2005

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Notice Regarding Forward-Looking Statements..........................         3
Prospectus Summary...................................................         4
Risk Factors.........................................................         6
Capitalization and Indebtedness......................................        17
Reasons for the Offer and Use of Proceeds............................        18
Market Price Data....................................................        18
Selling Shareholders.................................................        19
Offer Statistics, Expected Time Table and Plan of Distribution.......        21
Expenses Associated with the Registration............................        23
Foreign Exchange Controls and Other Limitations......................        24
Experts..............................................................        24
Legal Matters........................................................        24
Material Changes.....................................................        25
Where You Can Best Find More Information; Incorporation
of Certain Information by Reference..................................        25
Enforceability of Civil Liabilities..................................        26


         In this prospectus, "we," "us," "our," the "Company" and "Rada" refer to Rada Electronic Industries Ltd., an Israeli company, and our subsidiary.

         We are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as United States companies whose securities are registered under the Exchange Act.

         When you are deciding whether to purchase the ordinary shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you with different information. We are not making any offer of the ordinary shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

         We distribute annually to our shareholders an annual report containing financial statements that have been examined and reported on, with an opinion expressed by, an independent public or certified public accountant. We prepare our financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States. All references to "dollars" or "$" in this prospectus are to United States dollars, and all references to "shekels" or "NIS" are to New Israeli Shekels.

                   NOTICE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the documents incorporated in it by reference contain forward-looking statements which involve known and unknown risks and uncertainties. We include this notice for the express purpose of permitting us to obtain the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. Examples of forward-looking statements include: projections of capital expenditures, competitive pressures, revenues, growth prospects, product development, financial resources and other financial matters. You can identify these and other forward-looking statements by the use of words such as "may," "will," "should," "plans," "anticipates," "believes," "estimates," "predicts," "intends," "potential" or the negative of such terms, or other comparable terminology.

         Our ability to predict the results of our operations or the effects of various events on our operating results is inherently uncertain. Therefore, we caution you to consider carefully the matters described under the caption "Risk Factors" and certain other matters discussed in this prospectus, the documents incorporated by reference in this prospectus, and other publicly available sources. Such factors and many other factors beyond the control of our management could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by the forward-looking statements.

                               PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information about us, the ordinary shares that may be sold from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.


                         RADA ELECTRONIC INDUSTRIES LTD.

         We develop, manufacture and sell automated test equipment, avionics products and ground debriefing systems and provide manufacturing services for military and commercial use, mainly in Israel, the U.S. and Europe. We refer to these activities as our core business. We also provide test and repair services using our CATS(R) testers and test program sets through our Chinese subsidiary.

         We were incorporated in Israel on December 8, 1970 and have one majority owned subsidiary in China. Our registered offices and principal place of business are located at 7 Giborei Israel Street, Netanya 42504, Israel, and our telephone number is 972-9-892-1111. Our address on the internet is www.rada.com. Our agent for service of process in the U.S. is Puglisi & Associates.


                PRIVATE PLACEMENT OF ORDINARY SHARES AND WARRANTS

         On April 7, 2005, we concluded a private placement to institutional investors of 965,934 of our ordinary shares. The purchase price was $1.13 per share. At the same time, the investors exercised additional investment rights to purchase 909,066 of our ordinary shares at an exercise price of $2.10 per share, resulting, together with the above described private placement, in our receiving gross proceeds of approximately $3 million, or an aggregate purchase price of $1.60 per share. In addition, we granted the purchasers of the ordinary shares a right to purchase up to an aggregate of 1,875,000 ordinary shares at $2.10 per share, issuable upon the exercise of warrants which expire on the later of (i) 24 months from the date of this prospectus, and (ii) 24 months from the date of the shareholder approval, ratifying the issuance of the ordinary shares and the warrants under the Securities Purchase Agreement to the selling shareholders and authorizing the increase of the Company's authorized ordinary shares from 45,000,000 ordinary shares to no less than 47,500,000 ordinary shares. We are filing this prospectus, at our expense, as required by the Securities Purchase Agreement. We will not receive any proceeds from the resale of the ordinary shares by the selling shareholders.

         In addition to the foregoing, we are also including in the Prospectus up to 3,781,995 ordinary shares issuable upon the exercise of warrants which expire on March 24, 2006. Such warrants, which have an exercise price of $0.01 per share, were initially issued to Bank Leumi on September 24, 2003 as part of an agreement with Bank Leumi to restructure our then outstanding debt. On April 29, 2005 Bank Leumi transferred such warrants to Mr. Howard P.L. Yeung, our principal shareholder.

                                  THE OFFERING

Ordinary shares offered...............   7,185,429 shares, including 965,934
                                         ordinary shares that were issued to
                                         the selling shareholders and up to:
                                         6,219,495 shares issuable upon
                                         exercise of outstanding warrants.
Nasdaq SmallCap Market Symbol.........   "RADI"
Use of proceeds.......................   We will not receive any proceeds from
                                         the sale of the ordinary shares offered
                                         hereby.  We will, however, receive the
                                         proceeds from the exercise of the
                                         warrants if and when they are
                                         exercised.

                                  RISK FACTORS

         Investing in our ordinary shares involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before investing in our ordinary shares. Our business, prospects, financial condition and results of operations could be adversely affected due to any of the following risks. In that case, the value of our ordinary shares could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Our Industry

We have a history of losses, and may not be able to maintain profitable operations in the future.

         Although we reported net income of $758,000 and $822,000 for the fiscal years ended December 31, 2003 and 2004, we incurred losses in the five preceding years. As of December 31, 2004 our accumulated deficit was $57.0 million. No assurance can be given that we will be able to maintain our current level of revenues or profitability in the future.

We may need to raise additional capital in the future, which may not be available to us.

         Our working capital requirements and the cash flow provided by our operating activities are likely to vary greatly from quarter to quarter, depending on the timing of orders and deliveries, the build-up of inventories, and the payment terms offered to our customers. As a consequence of our significant losses, we incurred significant bank debt and sold equity and debt securities in private placements in the years 1997 through 2004. In June 2003 we reached an agreement to restructure our debt with Bank Hapoalim B.M. and Bank Leumi Le-Israel B.M. that significantly improved our financial position. We may need to raise additional funds for a number of uses, including:

          o    working capital and operating activities;

          o    implementing marketing and sales activities for our products;

          o    maintaining and expanding research and development programs;

          o    hiring additional qualified personnel; and

          o    supporting an increased level of operations.

         We may not be able to obtain additional funds on acceptable terms or at all. If we cannot raise needed funds on acceptable terms, we may be required to delay, scale back or eliminate some aspects of our operations and we may not be able to:

          o    develop new products;

          o    enhance our existing products;

          o    remain current with evolving industry standards;

          o    fulfill our contractual obligations;

          o    take advantage of future opportunities;

          o    respond to competitive  pressures or unanticipated  requirements;
               or

          o    retain our listing on the Nasdaq SmallCap Market.

         If adequate funds are not available to us, our business, results of operations and financial condition will be materially and adversely affected. Any equity or debt financings, if available at all, may cause dilution to our then-existing shareholders and may increase our financing expenses. If additional funds are raised through the issuance of equity securities, the net tangible book value per share of our ordinary shares would decrease and the percentage ownership of then current shareholders would be diluted.

We may not be able to implement our growth strategy.

         In line with our growth strategy, we have entered into teaming agreements and other co-operation agreements with Smiths Aerospace Electronic Systems, or Smiths, and Lockheed Martin Aerospace to increase our penetration into the aviation market. We are currently investing and intend to continue to invest significant resources to develop these relationships. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with such parties, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

         As part of our growth strategy, we seek to acquire or invest in complementary, including competitive, businesses, products and technologies. We acquired the assets of Vectop Ltd. in the first quarter of 2005, and are seeking additional potential acquisition candidates. We currently have no commitments or agreements with respect to any future acquisitions or investments and we cannot assure you that we will eventually be able to consummate any acquisition or investment. Even if we do acquire or invest in these businesses, products or technology, the process of integrating acquired assets into our operations may result in unforeseen operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for the ongoing development of our business.

         In addition, we have limited experience in managing acquisitions and growth. We cannot assure you that the anticipated benefits of any acquisition will be realized. In addition, future acquisitions by us could result in potentially dilutive issuances of our equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, any of which could materially adversely affect our operating results and financial position. Acquisitions also involve other risks, including risks inherent in entering markets in which we have no or limited prior experience and the potential loss of key employees and the risk that we may experience difficulty or delays in obtaining necessary permits.

Competition in the market for automated test equipment and avionics equipment is intense and we may be unable to achieve profitability.

         The market for our products is highly competitive, and we may not be able to compete effectively in our market. Our principal competitors in the automated test equipment market are Zaban in Israel, and Aerospatiale Avionique and Avtron abroad. Our principal competitors in the avionics market are Harris, Rockwell Collins, Honeywell, Elbit Systems Ltd., IAI, R.S.L. Ltd. TEAK and Elisra Systems Ltd. We expect to continue to face competition from these and other competitors. Most, if not all, of our competitors are far larger, have substantially greater resources including financial, technological, marketing and distribution capabilities, and enjoy greater market recognition than we have. These competitors may be able to achieve greater economies of scale and may be less vulnerable to price competition than us. We may not be able to offer our products as part of integrated systems to the same extent as our competitors or successfully develop or introduce new products that are more cost effective or offer better performance than those of our competitors. Failure to do so could adversely affect our business, financial condition and results of operations.

Our initiative of providing manufacturing services may not succeed, and as a result, we may be unable to achieve profitability in our Beit-She'an production facility and may be forced to shut down its operations.

         In June 2000, we began to provide manufacturing services to original equipment manufacturers in Israel and the United States, using the manufacturing capabilities of our Beit-She'an plant. The market for our manufacturing services is highly competitive and we may not be able to compete effectively in this market. The cost of labor and the efficiency of the production equipment and production processes are crucial to our success in this market. Consequently, should we fail to maintain low labor costs, enhance our production equipment and develop new and more efficient production methods, we may have to shut down the operations of our Beit-She'an plant, which may harm our competitiveness and could adversely affect our business, results of operations and financial condition.

Reduction in military budgets worldwide may cause a reduction in our revenues, which would adversely affect our business, operating results and financial condition.

         A significant portion of our revenues is derived from the sale of products with military applications. These revenues, on a consolidated basis, totaled approximately $11.8 million, or 83 % of revenues in 2004, $9.6 million, or 78% of revenues, in 2003 and $6.9 million, or 66% of revenues, in 2002. The military budgets of a number of countries may be reduced in the future. Declines in military budgets may result in reduced demand for our products and manufacturing services. This would result in reduction in our core business' revenues and adversely affect our business, results of operations and financial condition.

Sales of our products are subject to  governmental  procurement  procedures  and practices; termination, reduction or modification of contracts with our customers, and especially with the Government of Israel, or a substantial decrease in our customers' budgets may adversely affect our business, operating results and financial condition.

         Our military aviation products are sold primarily to government agencies and authorities and government-owned companies, many of which have complex and time-consuming procurement procedures. A long period of time often elapses from the time we begin marketing a product until we actually sell that product to a particular customer. In addition, our sales to government agencies, authorities and companies are directly affected by these customers' budgetary constraints and the priority given in their budgets to the procurement of our products.

         Further, our business with the State of Israel and other governmental entities is, in general, subject to delays in funding and performance of contracts and the termination of contracts or subcontracts for convenience, among others. The termination, reduction or modification of our contracts or subcontracts with the Government of Israel in the event of change in requirements, policies or budgetary constraints would have an adverse effect on our business, operating results and financial condition.

If we do not receive the governmental approvals necessary for the export of our products, our revenues may decrease. Similarly if our suppliers and partners do not receive their government approvals necessary to export their products or designs to us, our revenues might decrease and we may fail to implement our growth strategy.

         Under Israeli law, the export of certain of our products and know-how is subject to approval by the Israeli Ministry of Defense. To initiate sales proposals with regard to exports of our products and know-how and to export such products or know-how, we must obtain permits from the Ministry of Defense. We cannot assure you that we will receive in a timely manner all the required permits for which we may apply in the future.

         Similarly, under foreign laws the export of certain military products, technical designs and spare parts require the prior approval of, or export license from, such foreign governments. In order to maintain our third party production, certain co-development activities and procurements required for the performance of certain contracts, we must receive detailed technical designs, products or products' parts samples from our strategic partners or suppliers. We cannot assure you that we will be able to receive all the required permits and/or licenses in a timely manner. Consequently, our revenues may decrease and we may fail to implement our growth strategy.

We depend on sales to key customers and the loss of one or more of our key customers would result in a loss of a significant amount of our revenues.

         A significant portion of our revenues is derived from a small number of customers. Our major customers during the three years ended December 31, 2004 were as follows:


                                                     Percentage of Revenues
                                                --------------------------------
                                                2002          2003          2004
                                                ----          ----          ----
         Smiths Electronic Systems               34%           22%            5%
         The Boeing Company                      19%           14%           10%
         Israeli Ministry of Defense              3%           11%           19%
         Israel Aviation Industries               5%           12%            6%
         Portuguese Air Force                     4%           19%           17%
         U.S. Navy                                -             -            11%


         We anticipate that a significant portion of our future revenues will continue to be derived from sales to a small number of customers. Further, in accordance with our growth strategy, we are attempting to expand the number of our customers while building long-term relationships with them. If our principal customers do not continue to purchase products from us at current levels or if such customers are not retained and we are not able to derive sufficient revenues from sales to new customers to compensate for their loss, our revenues would be reduced and adversely affect our business, financial condition and results of operations.

We depend on a limited number of suppliers of components for our products and if we are unable to obtain these components when needed, we would experience delays in manufacturing our products and our financial results could be adversely affected.

         We acquire most of the components for the manufacturing of our products from a limited number of suppliers and subcontractors, most of whom are located in Israel and the United States. Certain of these suppliers are currently the sole source of one or more components upon which we are dependent. Suppliers of some of the components for manufacturing require us to place orders with significant lead-time to assure supply in accordance with our manufacturing requirements. Inadequacy of operating funds may cause us to delays placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. We cannot assure you that we will be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Temporary disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which may have an adverse effect on our financial results.

We rely on the airline industry and the continued financial crises in this industry adversely affects our sales.

         The airline industry is an important market for our automated test equipment products and product support services. Our ability to achieve growth and profitability in this market depends in great measure on the economic condition of the commercial aviation industry. Since 2001, and especially following the tragic events of September 11, 2001, the airline industry has suffered from economic decline that caused the bankruptcy of several airlines and imposed financial constraints on the entire industry. As a result of these conditions, the sales of our automated test equipment products have materially decreased. The continuance of the crisis in the commercial aviation industry will adversely affect our business, financial condition and results of operations.

Rapid technological changes may adversely affect the market acceptance of our products.

         The avionics market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We cannot assure you that we will be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements; that we will not experience difficulties that could delay or prevent the successful development, introduction and sale of such enhancements; or that such enhancements will adequately meet the requirements of the market and achieve any significant degrees of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition would be materially adversely affected.

We may encounter difficulties with our international operations and sales.

         While our principal executive offices are located in Israel, 65 % of our sales in 2004, 74% of our sales in 2003 and 86% of our sales in 2002 were exports. This subjects us to many risks inherent in international business, including:

          o limitations and disruptions resulting from the imposition of government controls;

          o    changes in regulatory requirements;

          o    export license requirements;

          o    economic or political instability;

          o    trade restrictions;

          o    changes in tariffs;

          o    currency fluctuations;

          o longer receivable collection periods and greater difficulty in accounts receivable collection;

          o    greater difficulty in safeguarding intellectual property;

          o difficulties in managing overseas subsidiaries and international operations; and

          o    potential adverse tax consequences.

         We cannot assure you that we will be able to sustain or increase revenues from international operations or that we will not encounter significant difficulties in connection with the sale of our products in international markets or that one or more of these factors will not have a material adverse effect on our future revenues and, as a result, our business, operating results and financial condition.

Currency exchange rate fluctuations in the world markets in which we conduct business could have a material adverse effect on our business, results of operations and financial condition.

         We may be adversely affected by fluctuations in currency exchange rates. While our revenues are generally denominated in U.S. dollars, a significant portion of our expenses is incurred in NIS. We do not currently engage in any currency hedging transactions intended to reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. If we were to determine that it was in our best interests to enter into any hedging transactions in the future, there can be no assurance that we will be able to do so or that such transactions, if entered into, will materially reduce the effect of fluctuations in foreign currency exchange rates on our results of operations. In addition, if for any reason exchange or price controls or other restrictions on the conversion of foreign currencies into NIS were imposed, our business could be adversely affected. There can be no assurance such fluctuations in the future will not have a material adverse effect on revenues from international sales, and consequently, on our business, operating results and financial condition.

We are dependent on our senior management and key personnel, in particular Herzle Bodinger, our president and chairman of the board, whose loss could adversely affect our business.

         Our future success depends in large part on the continued services of our senior management and key personnel. In particular, we are dependent on the services of Herzle Bodinger, our chairman and president. We do not carry key person life insurance on our senior management or key personnel. Any loss of the services of Herzle Bodinger, other members of senior management or other key personnel could negatively and materially affect our business.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may impair our ability to compete effectively.

         Our success and ability to compete largely depends upon protecting our proprietary technology. We rely on a combination of trade secrets, copyright law and confidentiality, non-disclosure and assignment-of-inventions agreements to protect our proprietary technology. Except for a patent that relates to our ACE(TM) system, we do not have any patents.

Our products may infringe on the intellectual property rights of others.

         Third parties may assert infringement claims against us or claims that we have violated a patent or infringed on a copyright, trademark or other proprietary right belonging to them. In addition, any infringement claim, even one without merit, could result in the expenditure of significant financial and managerial resources to defend.

We may not be able to obtain title to the land and buildings of our Chinese subsidiary and may be required to initiate litigation in order to enforce our rights to receive title to such properties.

         Beijing Huarui Aircraft Components Maintenance and Services Co., Ltd. or CACS, our Chinese subsidiary, conducts its business in an approximately 16,000 square foot facility in Beijing that includes offices and test and repair facilities. The land for this facility was leased by Beijing Tianzu Forestry Company or Tianzu, the minority shareholder in CACS, from the Chinese government for 30 years. Under a joint venture agreement, and in consideration for its equity investment in CACS, Tianzu granted CACS usage rights in the land, constructed the buildings and granted CACS the ownership of these buildings. However, the transfer of the title to the land and the buildings has not been completed, which may prevent the disposition of these assets should CACS desire to do so. Although Tianzu is legally obligated to complete such transfer of title to the land and the buildings, we can not guarantee that such transfer will be completed, or that we will not be required to initiate litigation in order to enforce our rights to receive title to the land and buildings.

Compliance  with  changing   regulation  of  corporate   governance  and  public
disclosure may result in additional expenses.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new Securities and Exchange Commission regulations and NASDAQ Stock Market rules, are creating uncertainty for companies such as ours. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities, which could harm our operating results and business prospects.

The implementation of SFAS No. 123(R), which will require us to record compensation expense in connection with equity share based compensation as of the third quarter of 2005, will reduce our profitability.

         On December 16, 2004, the Financial Accounting Standards Board, or FASB, issued Statement No. 123 (revised 2004), Share-Based Payment, or SFAS No. 123(R), which is a revision of SFAS No. 123. Generally, the approach in SFAS 123(R) is similar to the approach described in Statement 123. However, SFAS No. 123 permitted, but not required, share-based payments to employees to be recognized based on their fair values while SFAS No. 123(R) requires, as of the first quarter of 2006, all share-based payments to employees to be recognized based on their fair values. SFAS No. 123(R) also revises, clarifies and expands guidance in several areas, including measuring fair value, classifying an award as equity or as a liability and attributing compensation cost to reporting periods. We do not expect the adoption of SFAS No. 123(R) to have a significant effect on our results of operations in the future. Such adoption could limit our ability to use stock options as an incentive and retention tool, which could, in turn, hurt our ability to recruit employees and retain existing employees.

Risk Factors Related to Our Ordinary Shares

Our share price has been volatile in the past and may decline in the future.

         Our ordinary shares have experienced significant market price and volume fluctuations in the past and may experience significant market price and volume fluctuations in the future in response to factors such as the following, some of which are beyond our control:

          o    quarterly variations in our operating results;

          o operating results that vary from the expectations of securities analysts and investors;

          o    changes in expectations as to our future  financial  performance,
               including   financial   estimates  by  securities   analysts  and
               investors;

          o announcements of technological innovations or new products by us or our competitors;

          o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

          o    changes in the status of our intellectual property rights;

          o    announcements   by  third  parties  of   significant   claims  or
               proceedings against us;

          o    additions or departures of key personnel;

          o    future sales of our ordinary shares;

          o    de-listing of our shares from the Nasdaq SmallCap Market; and

          o    stock market price and volume fluctuations.

         Domestic and international stock markets often experience extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations or political events or hostilities in or surrounding Israel, could adversely affect the market price of our ordinary shares.

         In the past, securities class action litigation has often been brought against companies following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources both of which could have a material adverse effect on our business and results of operations.

Substantial future sales of our ordinary shares may depress our share price.

         If our shareholders sell substantial amounts of our ordinary shares, including shares issued upon the exercise of outstanding warrants, or convertible notes, or if the perception exists that our shareholders may sell a substantial number of our ordinary shares, the market price of our ordinary shares may fall. Any substantial sales of our shares in the public market also might make it more difficult for us to sell equity or equity related securities in the future at a time, in a place and on terms we deem appropriate.

We do not intend to pay dividends.

         We have never declared or paid any cash dividends on our ordinary shares. We currently intend to retain future earnings, if any, to finance operations and expand our business and, therefore, do not expect to pay any dividends in the foreseeable future.

Risks Relating to Our Location in Israel

Conducting business in Israel entails special risks.

         We are incorporated under the laws of, and our executive offices, manufacturing plant and research and development facilities are located in, the State of Israel. Although most of our sales are made to customers outside Israel, we are nonetheless directly affected by the political, economic and military conditions affecting Israel. Specifically, we could be adversely affected by any major hostilities involving Israel, a full or partial mobilization of the reserve forces of the Israeli army, the interruption or curtailment of trade between Israel and its present trading partners, or a significant downturn in the economic or financial condition of Israel.

         Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its Arab neighbors, and a state of hostility, varying from time to time in intensity and degree, has led to security and economic problems for Israel. Since September 2000, there has been a marked increase in violence, civil unrest and hostility, including armed clashes, between the State of Israel and the Palestinians, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza. There is no indication as to how long the current hostilities will last or whether there will be any further escalation. Any continuation of, or further escalation in, these hostilities or any future armed conflict, political instability or violence in the region may have a negative effect on our business condition, harm our results of operations and adversely affect our share price.

         Furthermore, there are a number of countries that restrict business with Israel or Israeli companies. Restrictive laws or policies of those countries directed towards Israel or Israeli businesses had, and may in the future continue to have, an adverse impact on our operations, our financial results or the expansion of our business. No predictions can be made as to whether or when a final resolution of the area's problems will be achieved or the nature thereof and to what extent the situation will impact Israel's economic development or our operations.

Our results of operations may be negatively affected by the obligation of our personnel to perform military service.

         Many of our executive officers and employees in Israel are obligated to perform annual military reserve duty and are subject to being called for active duty under emergency circumstances. If a military conflict or war arises, these individuals could be required to serve in the military for extended periods of time. Our operations could be disrupted by the absence for a significant period of one or more of our executive officers or key employees or a significant number of other employees due to military service. Any disruption in our operations could adversely affect our business.

The economic conditions in Israel have not been stable in recent years.

         In recent years Israel has been going through a period of recession in economic activity, resulting in low growth rates and growing unemployment. Our operations could be adversely affected if the economic conditions in Israel continue to deteriorate. In addition, due to significant economic measures proposed by the Israeli Government, there have been several general strikes and work stoppages in 2003 and 2004, affecting banks, airports and ports. These strikes have had an adverse effect on the Israeli economy and on business, including our ability to deliver products to our customers.

We may be adversely affected if the rate of inflation in Israel exceeds the rate of devaluation of the NIS against the U.S. dollar.

         In 2004 approximately 34% of our expenses were in U.S. dollars or U.S. dollar-linked NIS, in 2003 approximately 25% of our expenses were in U.S. dollars or U.S. dollar-linked NIS and in 2002 approximately 39% of our expenses were in U.S. dollars or U.S. dollar-linked NIS. In each of these years, virtually all our remaining expenses were in unlinked NIS. Our expenses that are denominated in U.S. dollars or paid in Israeli currency linked to the U.S. dollar-NIS exchange rate are influenced by the extent to which any inflation in Israel is not offset (or is offset on a lagging basis) by the devaluation of the NIS in relation to the U.S. dollar. In 1998, 2001 and 2002, the rate of devaluation of the NIS against the dollar exceeded the rate of inflation in Israel, which benefited us. In 1999 and 2000, the rate of inflation exceeded the rate of devaluation of the NIS against the U.S. dollar. In 2003, the rate of inflation was negative and the NIS was revaluated vis-a-vis the dollar. In 2004, the rate of inflation was 1.2% and the NIS was reevaluated vis-a-vis the dollar. These changes, as well as the recent world-wide devaluation of the U.S. dollar, have affected our operations, financial condition and results of operations by decreasing the NIS equivalents of our U.S. denominated revenues and increasing the U.S. dollar equivalents of our NIS denominated expenses. We cannot assure you that we will not be materially adversely affected in the future if the rate of inflation in Israel exceeds the devaluation of the NIS against the U.S. dollar or if the timing of this devaluation lags behind increases in inflation in Israel.

Service and enforcement of legal process on us and our directors and officers may be difficult to obtain.

         Service of process upon our directors and officers and the Israeli experts named herein, all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, since substantially all of our assets, all of our directors and officers and the Israeli experts named in this annual report are located outside the United States, any judgment obtained in the United States against us or these individuals or entities may not be collectible within the United States.

         There is doubt as to the enforceability of civil liabilities under the Securities Act and the Securities Exchange Act in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of those Acts.

Provisions of Israeli law may delay, prevent or make the acquisition of our company difficult, which could prevent a change of control and therefore depress the price of our shares.

         Provisions of Israeli corporate and tax law may have the effect of delaying, preventing or making more difficult a merger with, or other acquisition of, us. This could cause our ordinary shares to trade at prices below the price for which third parties might be willing to pay to gain control of us. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Israeli law.

Your rights and responsibilities as a shareholder will be governed by Israeli law and differ in some respects from the rights and responsibilities of shareholders under U.S. law.

         We are incorporated under Israeli law. The rights and responsibilities of holders of our ordinary shares are governed by our memorandum of association, our articles of association and by Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders in typical U.S. corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith toward the company and other shareholders and to refrain from abusing his power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters. Israeli law provides that these duties are applicable in shareholder votes on, among other things, amendments to a company's articles of association, increases in a company's authorized share capital, mergers and interested party transactions requiring shareholder approval. In addition, a shareholder who knows that it possesses the power to determine the outcome of a shareholder vote or to appoint or prevent the appointment of a director or executive officer in the company has a duty of fairness toward the company. However, Israeli law does not define the substance of this duty of fairness. Because Israeli corporate law has undergone extensive revision in recent years, there is little case law available to assist in understanding the implications of these provisions that govern shareholder behavior.


                         CAPITALIZATION AND INDEBTEDNESS

         The table below sets forth the capitalization of our company as of March 31, 2005, and as adjusted to give effect to the issuance and sale of 965,934 ordinary shares at a price of $1.13 per share, as well as warrants, and the receipt of the net proceeds therefrom and from the exercise on April 6, 2005 of additional investment rights to purchase 909,066 of our ordinary shares.

                                      .
                                                          Actual     As Adjusted
                                                          ------     -----------
                                                             (in thousands)
    Convertible notes................................    $  2,398     $   2,398

     Shareholders' equity

       Ordinary shares of NIS 0.005 par value,
         45,000,000 shares authorized;
         20,458,364 shares issued and outstanding,
         actual; 22,333,364 shares issued and
         outstanding as adjusted ....................     $   110      $   112
   Additional paid-in capital........................      61,858       64,525
   Warrants..........................................       2,223         2,321
   Accumulated deficit...............................     (57,460)     (57,460)
                                                          -------      -------

   Total shareholders' equity........................   $   6,731      $  9,498
                                                        =========      ========
--------------

(*) The fair value of the warrants was calculated based on the Black-Scholes pricing model.

                    REASONS FOR THE OFFER AND USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by the selling shareholders of our ordinary shares. We will, however, receive the proceeds from the exercise of the warrants issued to selling shareholders if and when they are exercised. We have agreed to bear all expenses relating to the registration of the ordinary shares registered pursuant to the registration statements of which this prospectus is a part.


                                MARKET PRICE DATA

         Our ordinary shares trade on the Nasdaq SmallCap Market under the symbol RADI. The following table sets forth, for the periods indicated, the range of high and low sales prices of the ordinary shares on the Nasdaq SmallCap
Market:

                                                      High              Low
                                                      ----              ---
      2003
      ----
      First Quarter.............................     $0.68            $0.57
      Second Quarter............................      1.04             0.41
      Third Quarter.............................      0.76             0.59
      Fourth Quarter............................      2.37             0.55

      2004
      ----
      First Quarter.............................     $2.08            $1.31
      Second Quarter ...........................      4.78             1.30
      Third Quarter.............................      2.32             1.14
      Fourth Quarter ...........................      1.64             1.16

      2005
      ----
      First Quarter.............................     $2.00            $1.40
      Second Quarter............................      1.97             1.20
      Third Quarter (through August 11, 2005)...      1.55             1.18

         Monthly Stock Information

         The following table sets forth, for the most recent six months, the range of high ask and low bid prices of our ordinary shares on the Nasdaq SmallCap Market:

         2005                                         High             Low
         ----                                         ----             ---
         February...............................     $2.00            $1.54
         March..................................      1.88             1.55
         April..................................      1.97             1.40
         May ...................................      1.59             1.38
         June ..................................      1.50             1.20
         July...................................      1.55             1.18

                              SELLING SHAREHOLDERS

         The ordinary shares being offered by the selling shareholders were issued pursuant to a Securities Purchase Agreement, dated as of April 6, 2005 and are issuable upon exercise of the warrants. For additional information regarding the issuance of those shares and warrants, see "Private Placement of Ordinary Shares and Warrants" above. We are registering the ordinary shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the ordinary shares and the warrants issued pursuant to the Securities Purchase Agreement and certain notes, warrants, ordinary shares and additional investment rights issued in a private placement on July 12, 2004, the selling shareholders have not had any material relationship with us within the past three years. In addition to the 3,403,434 ordinary shares being offered by the investors in the April 7, 2005 private placement, 3,781,995 ordinary shares are being offered by Mr. Howard P.L. Yeung, our principal shareholder. Mr. Howard Yeung is the beneficial holder of 40% of our outstanding shares, and holds currently exercisable warrants to purchase an additional 12,047,301 of our ordinary shares. He may be deemed to control our company.

         The table below lists the selling shareholders and other information regarding the beneficial ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares beneficially owned by each selling shareholder, based on its ownership of the ordinary shares, convertible notes and warrants, as of the date of this prospectus, assuming conversion of all convertible notes and exercise of the warrants held by the selling shareholders on that date, without regard to any limitations on conversions or exercise.

         The third column lists the ordinary shares being offered by this prospectus by the selling shareholders.

         In accordance with the terms of the registration rights agreement with the investors in the April 7, 2005 private placement, this prospectus generally covers the resale of at least sum of (i) the number of ordinary shares initially issued pursuant to the Securities Purchase Agreement and (ii) 130% of the sum of the number of ordinary shares issuable upon exercise of the related warrants as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

         Under the terms of the warrants issued in the April 7, 2005 private placement, a selling shareholder may not exercise such warrants, to the extent such exercise would cause such selling shareholder, together with its affiliates, to beneficially own a number of ordinary shares which would exceed 4.99% of our then outstanding ordinary shares following such exercise, excluding for purposes of such determination ordinary shares issuable upon conversion of the convertible notes which have not been converted and upon exercise of the warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling shareholders may sell all, some or none of their shares in this offering. See "Offer Statistics, Expected Time Table and Plan of Distribution."


                                            Number of Ordinary          Maximum Number of        Number of Ordinary
                                            Shares Beneficially       Ordinary Shares to be     Shares Beneficially
                                             Owned Prior to           Sold Pursuant to this          Owned After
      Name of Selling Shareholder               Offering                  Prospectus                 Offering
      ---------------------------               ---------                 ----------                 --------
Smithfield Fiduciary LLC (1)(5).......           2,096,467                   857,818                 1,238,649
Omicron Master Trust (2)(5)...........           1,360,396                   700,546                   659,850
Iroquois Master Fund Ltd.(3)(5).......           1,144,523                 1,144,523                       -
Portside Growth and Opportunity
Fund  (4)(5)..........................           1,289,896                   700,546                   589,350
Howard P.L. Yeung (6).................          20,407,861                 3,781,995                16,625,866

-------------------

(1) Highbridge Capital Management, LLC ("Highbridge"), is the trading manager of Smithfield Fiduciary LLC ("Smithfield") and consequently has voting control and investment discretion over the ordinary shares held by Smithfield. Glenn Dubin and Henry Swieca control Highbridge. Each of Highbridge and Messrs. Dubin and Swieca disclaims beneficial ownership of the shares held by Smithfield.

(2) Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda ("Omicron"), Omicron Capital, Inc., a Delaware corporation ("OCI"), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited ("Winchester") serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the ordinary shares owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the ordinary shares owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such ordinary shares. Omicron Capital has delegated authority from the board of directors of Winchester regarding the portfolio management decisions with respect to the ordinary shares owned by Omicron and, as of April 21, 2003, Mr. Olivier
         H. Morali and Mr. Bruce T. Bernstein, officers of OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the ordinary shares owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the ordinary shares owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such ordinary shares and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the ordinary shares being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. Omicron and Winchester are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, as amended, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC's Regulation 13D-G) controls Omicron and Winchester.

(3) Joshua Silverman has voting control and investment discretion over securities held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the ordinary shares held by Iroquois Master Fund Ltd.

(4) Ramius Capital Group, LLC ("Ramius Capital") is the investment adviser of Portside Growth & Opportunity Fund ("Portside") and consequently has voting control and investment discretion over securities held by Portside. Ramius Capital disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., LLC, the sole managing member of Ramius Capital. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any ordinary shares deemed to be beneficially owned by Ramius Capital. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these ordinary shares. Ramius Capital has informed us in writing that it is an affiliate of a registered broker-dealer. Ramius Capital has further informed us in writing that it acquired its ordinary shares, and its securities exercisable or convertible into ordinary shares, that are being registered under the registration statement of which this prospectus forms a part, in the ordinary course of business and that at the time it purchased such shares and securities it did not have any agreements, plans or understandings, directly or indirectly, with any person to distribute the shares or securities.

(5) The total number of shares does not include one share that was excluded due to rounding.

(6) Of the 20,407,861 ordinary shares attributable to Mr. Yeung, 1,350,086 shares are held by Horsham Enterprises Ltd., a corporation incorporated in the British Virgin Islands. Messrs. Howard P.L. Yeung and his brother Kenneth Yeung are the beneficial owners, in equal shares, of Horsham Enterprises Ltd. Accordingly, Messrs. Yeung may be deemed to be the beneficial owners of the ordinary shares held by Horsham Enterprises Ltd.


                      OFFER STATISTICS, EXPECTED TIME TABLE
                            AND PLAN OF DISTRIBUTION

         We are registering the ordinary shares issued and issuable upon exercise of the warrants to permit the resale of these ordinary shares by the holders of the ordinary shares and warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the ordinary shares. We will bear all fees and expenses incident to our obligation to register the ordinary shares.

         The selling shareholders may sell all or a portion of the ordinary shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ordinary shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The ordinary shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

          o on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

          o    in the over-the-counter market;

          o in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

          o through the writing of options, whether such options are listed on an options exchange or otherwise;

          o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

          o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

          o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

          o an exchange distribution in accordance with the rules of the applicable exchange;

          o    privately negotiated transactions;

          o    short sales;

          o    sales pursuant to Rule 144;

          o broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

          o    a combination of any such methods of sale; and

          o    any other method permitted pursuant to applicable law.

         If the selling shareholders effect such transactions by selling ordinary shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the ordinary shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the ordinary shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the ordinary shares in the course of hedging in positions they assume. The selling shareholders may also sell ordinary shares short and deliver ordinary shares covered by this prospectus to close out short positions. The selling shareholders may also loan or pledge ordinary shares to broker-dealers that in turn may sell such shares.

         The selling shareholders may pledge or grant a security interest in some or all of the warrants or ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the ordinary shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

         The selling shareholders and any broker-dealer participating in the distribution of the ordinary shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ordinary shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ordinary shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

         Under the securities laws of some states, the ordinary shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

         The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

         We will pay all expenses of the registration of the ordinary shares pursuant to the registration rights agreement; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

         Once sold under the shelf registration statement, of which this prospectus forms a part, the ordinary shares will be freely tradable in the hands of persons other than our affiliates.


                    EXPENSES ASSOCIATED WITH THE REGISTRATION

         We have agreed to bear all expenses relating to the registration of our ordinary shares registered pursuant to the registration statement of which this prospectus is a part. We estimate these expenses to be approximately $87,500.00, which include the following categories of expenses:

               SEC registration fee.............................   $ 1,125.00
               Printing and photocopying........................       250.00
               Legal fees and expenses..........................    80,000.00
               Accounting fees and expenses.....................     5,000.00

               Transfer agent and registrar fees and expenses...     1,000.00
               Miscellaneous expenses ..........................       125.00
                                                                   ----------
                        Total Expenses..........................   $87,500.00


                 FOREIGN EXCHANGE CONTROLS AND OTHER LIMITATIONS

         The Israeli Currency Control Law, 1978 imposes certain limitations concerning foreign currency transactions and transactions between Israeli and non-Israeli residents, which limitations may be regulated or waived by the Controller of Foreign Exchange at the Bank of Israel, through "general" and "special" permits. In May 1998, a new "general permit" was issued pursuant to which substantially all transactions in foreign currency are permitted. Any dividends or other distributions paid in respect of ordinary shares and any amounts payable upon the dissolution, liquidation or winding up of the affairs of Rada, as well as the proceeds of any sale in Israel of Rada's securities to an Israeli resident are freely repatriable into non-Israeli currencies at the rate of exchange prevailing at the time of conversion, provided that Israeli income tax has been paid on (or withheld from) such payments. Because exchange rates between the NIS and the U.S. dollar fluctuate continuously, U.S. shareholders will be subject to any such currency fluctuation during the period from when such dividend is declared through the date payment is made in U.S. dollars.

         The State of Israel does not restrict in any way the ownership or voting of ordinary shares by non-residents of Israel, except with respect to subjects of countries that are in a state of war with Israel.

                                     EXPERTS

         Our consolidated financial statements for the years ended December 31, 2004 and 2003 appearing in our Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

         Our consolidated financial statements for the year ended December 31, 2002 appearing in our Annual Report on Form 20-F for the year ended December 31, 2004, have been audited by Luboshitz Kasierer, an affiliate member of Ernst & Young International, independent auditors as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


                                  LEGAL MATTERS

         Certain legal matters in connection with the registration of the ordinary shares hereunder with respect to Israeli law will be passed upon for us by S. Friedman & Co., Advocates, Tel Aviv, Israel, our Israeli counsel.

                                MATERIAL CHANGES

         Except as otherwise described our Annual Report on Form 20-F for the fiscal year ended December 31, 2004 and in our Reports on Form 6-K filed under the Exchange Act and incorporated by reference herein, no reportable material changes have occurred since December 31, 2004.

                    WHERE YOU CAN BEST FIND MORE INFORMATION;
               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         This prospectus is a part of a registration statement on Form F-3, Registration No. 333- ________ , which we filed with the Securities and Exchange Commission under the Securities Act of 1933. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. As such we make reference in this prospectus to the registration statement and to the exhibits and schedules thereto. For further information about us and about the securities we hereby offer, you should consult the registration statement and the exhibits and schedules thereto. You should be aware that statements contained in this prospectus concerning the provisions of any documents filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         We file annual and special reports and other information with the Securities and Exchange Commission (Commission File Number 0-15375). These filings contain important information which does not appear in this prospectus. For further information about us, you may read and copy these filings at the SEC's public reference room at 450 Fifth Street, N.W, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330, and may obtain copies of our filings from the public reference room by calling (202) 942-8090.

         The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the SEC. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the SEC on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.

          o Our Annual Report on Form 20-F for the fiscal year ended December 31, 2004;

          o Our Reports on Form 6-K submitted to the SEC on April 4, 2005, April 7, 2005 (two filings) and May 5, 2005, May 12, 2005 May 20, 2005 and August 2, 2005; and

          o The description of our Ordinary Shares contained in our Registration Statement on Form 8-A, File No. 0-15375, including any amendment or reports for the purpose of updating such description.

         In addition, we may incorporate by reference into this prospectus our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.

         Certain statements in and portions of this prospectus update and replace information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and replace statements in and portions of this prospectus or the above listed documents.

         We shall provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Rada Electronic Industries Ltd. 7 Giborei Israel Street, Netanya 42504, Israel. Attn: Elan Sigal, Chief Financial Officer, telephone number (972)(9) 892-1129. You may also obtain information about us by visiting our website at www.rada.com. Information contained in our website is not part of this prospectus.

         We are an Israeli company and are a "foreign private issuer" as defined in Rule 3b-4 under the Securities Exchange Act of 1934. As a result, (1) our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act, (2) transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act, and (3) until November 4, 2002, we were not required to make, and did not make, our SEC filings electronically, so that those filings are not available on the SEC's Web site. However, since that date, we have been making all required filings with the SEC electronically, and these filings are available over the Internet at the SEC's Web site at http: // www.sec.gov.


                       ENFORCEABILITY OF CIVIL LIABILITIES

         Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

         We have been informed by our legal counsel in Israel, S. Friedman & Co. Advocates, that there is doubt as to the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel, the laws of which do not prohibit the enforcement of judgment of Israeli courts, provided that:

          o    the judgment is enforceable in the state in which it was given;

          o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

          o the judgment and the enforcement thereof are not contrary to the law, public policy, security or sovereignty of the State of Israel;

          o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

          o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court and the judgment is no longer appealable and the judgment is executory in the country in which it was given.

         We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in the state and federal courts sitting in the City of New York, Borough of Manhattan arising out of this offering or any purchase or sale of securities in connection therewith.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to render judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date thereof, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at such time. Judgment creditors must bear the risk of unfavorable exchange rates.

                         RADA ELECTRONIC INDUSTRIES LTD.







                            7,185,429 ORDINARY SHARES






                          ----------------------------


                                   PROSPECTUS



                          ----------------------------





                               You should rely only on the
                       information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell or buy any of the securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date that appears below.



                                      2005

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS



Item 8.  Indemnification of Directors and Officers

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care, provided that such breach is not connected to distributions of dividends and repurchase of the Company's securities as detailed in the Israeli Companies Law. Our articles of association do not permit us to exculpate an office holder.

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

         o        a breach of his duty of care to us or to another person;

         o breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

         o a financial liability imposed upon him in favor of another person in respect of an act performed by him in his capacity as an office holder.

         Our articles of association provide that we may enter into a contract for the insurance of the liability, in whole in part, of any of our office holders, to the maximum extent permitted by the Israeli Companies Law.

         In addition, our articles of association provide that we may, with respect to an act performed in the capacity of an office holder, indemnify an office holder retroactively against:

         o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

         o reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to him by a court, in a proceedings we instituted against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted.

         These provisions are specifically limited in their scope by the Israeli Companies Law, which provides that a company may not indemnify an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of certain improper actions. However, pursuant to a recent amendment to the Israeli Companies Law, a company may indemnify any of its office holders for reasonable litigation costs incurred by such office holder in connection with any investigation or other legal proceedings taken by any governmental or other authorized authority, provided that:

         o such investigation or proceedings did not result in indictment or if such indictment has been filed the hearing of the charges has been stayed by the Israeli State Attorney;

         o        The charges have not been substituted by a monetary liability.

         In addition, pursuant to such recent amendment a company may indemnify any of its office holders for reasonable litigation costs incurred by it also if the charges have been substituted by monetary liability provided the offense in which such office holder has been indicted does not require criminal intent.

         Pursuant to the Israeli Companies Law, indemnification of, and procurement of insurance coverage for, our office holders must be approved by our audit committee and our board of directors and, if such office holder is a director, also by our shareholders.

         We have undertaken to indemnified our office holders to the fullest extent permitted by law. We currently maintain a directors and officers liability insurance policy with a per claim and aggregate coverage limit of $5.0 million.

Item 9.  Exhibits

         (a)      Exhibits


     Exhibit No.      Description of Exhibit
     -----------      ----------------------

       4.1            Memorandum of Association of the Registrant (1)
       4.2            Articles of Association of the Registrant (1)
       4.3            Specimen of Ordinary Share Certificate (1)
       4.4            Securities Purchase Agreement dated April 6, 2005 (2)
       4.5            Registration Rights Agreement dated April 6, 2005 (3)
       4.6            Form of Warrant dated April 6, 2005 (4)
       5 Opinion of S. Friedman & Co., Advocates regarding legality of the securities being registered
      23.1 Consent of Kost Forer Gabbay & Kasierer, a Member of Ernst & Young Global
      23.2 Consent of Luboshitz Kasierer, an Affiliate member of Ernst & Young International
      23.3            Consent of S. Friedman & Co., Advocates (included in
                      Exhibit 5)

      24 Power of Attorney (included in the signature page to the Registration Statement)

------------

(1) Previously filed as an exhibit to the Annual Report on Form 20-F for the year ended December 31, 2000 and incorporated herein by reference.

(2) Incorporated by reference to Item 1 of the Registrant's Report on Form 6-K for the month of April 2005 filed April 7, 2005.

(3) Incorporated by reference to Item 2 of the Registrant's Report on Form 6-K for the month of April 2005 filed April 7, 2005.

(4) Incorporated by reference to Item 3 of the Registrant's Report on Form 6-K for the month of April 2005 filed April 7, 2005.


Item 10.  Undertakings

         The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect  in the  prospectus  any facts or events  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any  material  information  with  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

               Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bone fide offering thereof.

          (3)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6) Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it complies with all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Netanya, Israel, on August 12, 2005.



                                     By: /s/Herzle Bodinger
                                         ------------------
                                         Herzle Bodinger
                                         Chairman of the Board of Directors and
                                         President


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, each director and officer whose signature appears below constitutes and appoints, Herzle Bodinger and/or Elan Sigal, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign in any and all capacities any and all amendments or post-effective amendments to this registration statement on Form F-3 and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting such attorneys-in-fact and agents, and each of them, full power and authority to do all such other acts and execute all such other documents as they, or any of them, may deem necessary or desirable in connection with the foregoing, as fully as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities indicated on August 12, 2005.

Signature                         Title
---------                         -----

/s/Herzle Bodinger                Chairman of the Board and President
------------------
Herzle Bodinger

/s/Adar Azancot                   Chief Executive Officer
---------------
Adar Azancot

/s/Elan Sigal                     Chief Accounting and Financial Officer
-------------
Elan Sigal

/s/Adrian Berg                    Director
--------------
Adrian Berg

/s/ Michael Letchinger            Director
-----------------------
Michael Letchinger

/s/ Roy Kui Chuen Chan            Director
-----------------------
Roy Kui Chuen Chan

/s/Ben Zion Gruber                Director
------------------
Ben Zion Gruber

/s/Hava Snir                      Outside Director
------------
Hava Snir

/s/Zvi Tropp                      Outside Director
------------
Zvi Tropp

Puglisi & Associates
By: /s/Donald J. Puglisi
    --------------------
Name: Donald J. Puglisi           Authorized Representative in the United States
Title: Managing Director